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Wyeth                                                 Wyeth
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                         Wyeth Announces The Election Of
                 Frances D. Fergusson To The Board Of Directors

         Madison, N.J., September 30, 2004 - Wyeth (NYSE: WYE) announced today the election of Frances D. Fergusson, Ph.D. to the Company's Board of Directors, effective January 1, 2005. This election increases the number of Wyeth Board members from 11 to 12.

         Dr. Fergusson is the President of Vassar College, a position she has held since 1986. Prior to her presidency at Vassar, Dr. Fergusson was Provost and Vice President for Academic Affairs at Bucknell University and was a tenured professor of art. Dr. Fergusson has served on corporate boards as well as many educational and philanthropic institutional boards. She currently is on the Board of HSBC Bank USA, the Board of Overseers of Harvard University, the Board of Directors of The Foreign Policy Association as well as the Board of Trustees of the Isamu Noguchi Foundation. Previously, she was a member of the Board of Directors of CH Energy, Inc., the Board of Trustees of The Ford Foundation and the Board of Trustees of the Mayo Foundation (Mayo Clinic), where she served as chair from 1998-2002.

         Dr. Fergusson is the recipient of many honors and awards. She was inducted as a fellow of the American Academy of Arts and Sciences in 2002. In 2001, she was the recipient of the Alumnae Achievement Award of Wellesley College and the Doctor of Literature Degree (honorary) from the University of London. In 1999, Dr. Fergusson received the Centennial Medal of the Graduate School of Arts and Sciences, Harvard University, and in 1998, received the Eleanor Roosevelt Val-Kill Medal. She was chosen by Vanity Fair as one of "America's 200 Most Influential Women" in 1998.

         A graduate of Wellesley College in 1965 with special honors in art history, Dr. Fergusson went on to earn her master's and doctoral degrees in art history at Harvard University. She was named a National Endowment for the Humanities Fellow in 1974-1975, and a Radcliffe Institute Fellow in the same year.

         Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.


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